Exhibit 99.1

Final Form — Effective March 29, 2000
XENOS GROUP INC.
2000 AMENDED STOCK OPTION PLAN
A. Purpose
     The purpose of the Stock Option Plan (the “Plan”) of Xenos Group Inc. (the “Corporation”) is to provide a means whereby the Corporation may, through the grant of options to purchase common shares of the Corporation (“common shares”) to officers, directors, employees and consultants of the Corporation, and of any affiliated entity of the Corporation, motivate officers, directors, employees and consultants (including officers and directors who are not employees) to exert their best efforts on behalf of the Corporation, and any affiliated entity, and closely align the personal interests of such officers, directors, employees and consultants with those of the shareholders. Options may be granted by the Corporation from time to time to officers, directors, key employees and consultants of the Corporation, or of any affiliated entity of the Corporation, to purchase common shares.
B. Number of Shares Available Under Plan
     Common shares to be issued upon exercise of an option granted under the Plan shall be reserved on the date of the grant of an option for issuance upon exercise of such option.
     (1) Maximum Number Issuable Under the Plan. Subject to adjustment as provided in Subparagraph D(8) below, the aggregate number of common shares which may be reserved for issuance under the Plan shall not exceed 1,600,000 common shares.
     (2) Maximum Outstanding/Issuable At Any Time/During A Period. Notwithstanding anything else herein contained:
(a)	the number of common shares which may be reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation whether to insiders (as defined in the Securities Act (Ontario)) of the Corporation, and of any affiliated entity of the Corporation, or to any other parties shall not exceed 20% of the outstanding issue (as hereinafter defined);

(b)	the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation whether to insiders of the Corporation, and of any affiliated entity of the Corporation, or to any other parties shall not exceed 10% of the outstanding issue; and

(c)	the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to any one party, shall not exceed 5% of the outstanding issue.

     For the purposes of this Subparagraph B(2)(a), “outstanding issue” means the number of common shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the by-laws and rules of any stock exchange having jurisdiction. For the purposes of this Subparagraph B(2)(b) and (c), “outstanding issue” is determined on the basis of the number of common shares that are outstanding immediately prior to the share issuance in question, excluding common shares issued pursuant to share compensation arrangements over the preceding one-year period. For the purposes of this Subparagraph B(2), an entitlement granted prior to the grantee becoming an insider may be excluded in determining the number of shares issuable to insiders.
     (3) Individual. The aggregate number of common shares which may be reserved for issuance to any one person under the Plan shall not exceed the number of common shares remaining after:
i)	the aggregate number of common shares reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation held by such person on the date of the grant of any option;
is subtracted from
ii)	5% of the aggregate number of common shares issued and outstanding (on a non-diluted basis) on the date of the grant of such option.
     (4) Termination, Expiry, etc. If any option granted under the Plan shall terminate, expire or, with the consent of the optionee, be cancelled as to any common shares, new options may thereafter be granted covering such common shares, subject to applicable regulatory requirements.
C. Administration
     (1) Supervision by Board. The Plan shall be administered under the supervision of the board of directors of the Corporation or by the compensation committee of the board of directors which is charged with the responsibility of administering the Plan (both of which are referred to hereinafter as the “Board”).
     (2) Powers of Board. Subject to the provisions of the Plan, the Board shall have the power to:
(a)	determine and designate from time to time those officers, directors, employees and consultants of the Corporation, or of any affiliated entity of the Corporation, to whom options are to be granted and the number of common shares to be optioned to each such officer, director, employee or consultant; and

(b)	determine the time or times when, and the manner in which, each option shall be exercisable and the duration of the exercise period.

     (3) Other Options and Purchase Plans. An officer, director, employee or consultant who has been granted an option may, if the person is otherwise eligible, be granted an additional option or options under this Plan or any other option or purchase plans of the Corporation if the Board shall so determine.
     (4) Interpretation; Rules and Regulations. The Board may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable. Without limiting the generality of the foregoing, the Board may, in its discretion, treat all or any portion of any period during which an optionee is on an approved leave of absence from the Corporation, or an affiliated entity of the Corporation, as a period of employment of such optionee by the Corporation, or such affiliated entity, as the case may be, for the purpose of accrual of the optionee’s rights under the optionee’s option. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive.
D. Terms and Conditions
     Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate:
     (1) Option Period. Each option agreement shall specify the period for which the option thereunder is exercisable (which in no event shall exceed 10 years from the date of grant) and shall provide that the option shall expire at the end of such period.
     (2) Option Price. The option price per common share shall be determined by the Board at the time any option is granted but in no event shall such price be lower than the Market Price (as hereinafter defined) at the time of the grant.
“Market Price” means:
(a)	at any time during which the common shares are listed and posted for trading on The Toronto Stock Exchange (the “TSE”), the closing sale price for board lots of common shares on the TSE on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on the TSE for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on the TSE on such day, then the five-day weighted average of common shares on the TSE based on the five business days immediately prior to the day on which the Market Price is to be determined;

(b)	at any time during which the common shares are not listed and posted for trading on the TSE, but are quoted on any other stock exchange, the closing sale price for board lots of common shares on such exchange on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on such exchange for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on such exchange on such day, then the five-day weighted average of the closing sale prices for board lots of common shares on such exchange based on the five business days immediately prior to the day on which the Market Price is to be determined; and

(c)	at any other time, the fair market value of the common shares, as determined by the Board, with due regard being had to any over-the-counter sale prices, asked and bid prices, volume quotations, value of assets and liabilities of the Corporation, and income and prospects of the Corporation, as the Board shall in its sole discretion determine to be relevant.
     (3) Exercise of Option. Subject to the provisions of Paragraph H below, no part of any option may be exercised until the optionee shall have remained in the employ or as an officer or director of or provided services to the Corporation, or of an affiliated entity of the Corporation, for such period after the date on which the option is granted as the Board may specify in the option agreement, provided that such period shall in any event be no less than three months.
     (4) Payment of Purchase Price Upon Exercise. The purchase price of the shares for which an option shall be exercised shall be paid in cash or by certified cheque to the Corporation at the time of exercise.
     (5) Exercise in the Event of Death or Termination of Employment.
(a)	If an optionee shall die (i) while an employee, officer or director of or consultant to the Corporation, or of an affiliated entity of the Corporation, or (ii) within 30 days after termination of the optionee’s employment, office or directorship with or service to the Corporation, or an affiliated entity of the Corporation, in accordance with clause (b) or (c) below, the optionee’s option may be exercised, to the extent that the optionee shall have been entitled to do so at the date of death, by the person or persons to whom the optionee’s rights under the option pass by will or applicable law, or if no such person has such right, by the optionee’s executors or administrators at any time, or from time to time, within 12 months from the date when the secretary of the Corporation shall have given notice of this clause to the executors or administrators of the optionee following the optionee’s death, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

(b)	If an optionee’s employment, office or directorship with or services to the Corporation, or an affiliated entity of the Corporation, shall terminate because of the optionee’s permanent disability, the optionee may exercise the optionee’s option, to the extent the optionee may be entitled to at the date of the termination of the optionee’s employment, office, directorship or services, at any time, or from time to time, within 6 months of the date of the termination of the optionee’s employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

(c)	If any optionee’s employment, office or directorship with or services to the Corporation, or an affiliated entity of the Corporation, shall terminate for any reason other than the optionee’s death or permanent disability, the optionee may exercise the optionee’s option, to the extent that the optionee may be entitled to do so at the date of the termination of the optionee’s employment, office, directorship or services, at any time or from time to time, within 90 days of the date of termination of the optionee’s employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.
     (6) Non-transferability. No option granted under the Plan shall be transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option shall be exercisable only by such optionee.
     (7) Investment Representation, Listing and Regulation.
(a)	No option shall be granted and no common shares shall be issued under the Plan unless and until the Plan shall have been approved by the TSE, if such approval is required under the by-laws and rules of the TSE.

(b)	Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Plan or the common shares covered thereby is necessary or desirable under any provincial or federal law, then such option may not be exercised, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Board. The optionee shall, to the extent applicable, cooperate with the Corporation in relation thereto and shall have no claim or cause of action against the Corporation or any of its officers, directors or shareholders as the result of any failure by the Corporation to take any steps to obtain any such registration, qualification or approval.

(c)	The granting of options and the issuance of common shares under the Plan shall be carried out in compliance with applicable statutes and with regulations of governmental authorities and applicable stock exchanges.
     (8) Adjustments in Event of Change of Common Shares. Subject to any required approvals of applicable regulatory authorities and stock exchanges, in the event of any change in the common shares by reason of any stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase common shares at a price substantially below fair market value, or of any similar change affecting the common shares, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.
     (9) Liquidation. In the event the Board shall adopt a plan of complete liquidation, all options shall become immediately exercisable in full, notwithstanding that they may have been initially granted on an instalment basis.
     (10) No Rights as Shareholder. No optionee shall have any rights as a shareholder with respect to any common shares subject to the optionee’s option prior to the date of issuance to such optionee of a certificate or certificates for such shares.
     (11) No Rights to Continued Employment. The Plan and any option granted under the Plan shall not confer upon any optionee any right with respect to continuance of employment or as an officer or director with or consultant to the Corporation, or any affiliated entity of the Corporation, nor shall they interfere in any way with the right of the Corporation, or any affiliated entity of the Corporation, by which an optionee is employed or of which the optionee is a director or service provider to terminate the optionee’s employment or directorship or services at any time in accordance with applicable law.
     (12) General Offer for Shares or Sale of Undertaking. Notwithstanding anything else to the contrary contained herein and unless otherwise provided for in an option agreement approved by the Board all options granted hereunder shall terminate upon and shall not be exercisable after the expiry date (the “Expiry Date”) which shall be the day upon which either of the following may occur (a “Triggering Event”) (i) the day of the closing of the sale of all or substantially all of the assets of the Corporation or (ii) the day of the closing of the sale by a shareholder or group of shareholders of more than 50% of the then outstanding common shares of the Corporation. In the event that an option is to terminate due to the occurrence of a Triggering Event then the Corporation shall give notice to the optionee to such effect (the “Expiry Notice”) not less than twenty-one days prior to the Expiry Date which shall specify the Triggering Event and the Expiry Date. Upon receipt of an Expiry Notice an optionee shall immediately thereafter be entitled to exercise all options outstanding and previously unexercised, regardless of whether such optionee would otherwise be entitled to exercise such options to such extent at that time and such exercise shall be conditional upon the closing of the Triggering Event. To the extent that options have not been so conditionally exercised and all monies due to the Corporation as a result of such exercise have not been conditionally received by the Corporation prior to the Expiry Date, then such options shall thereafter expire and be void PROVIDED THAT if the Triggering Event does not close on the Expiry Date specified in the Expiry Notice, or any amendment thereto, then the options shall not terminate pursuant to this clause 12, the options shall be deemed not to have been exercised and all monies conditionally received by the Corporation shall forthwith be returned to the optionee, without interest, and the provisions of this clause 12 shall continue to apply from time to time during the option period.
E. Amendment and Discontinuance
     Subject to applicable regulatory requirements, the Board may from time to time amend, suspend, terminate or discontinue the Plan provided, however, that subject to the provisions of Subparagraph D(8) above, no action of the Board may:

     (1) Increase Limits. Increase the number of common shares reserved for options pursuant to Paragraph B above;
     (2) Change Eligibility. Change the class of eligible employees, officers, directors or consultants to whom options may be granted;
     (3) Lengthen Term. Permit the granting of options which expire beyond the period provided for in Subparagraph D(1) above;
     (4) Reduce Price. Permit the granting of any option at an option price less than that determined in accordance with Subparagraph D(2) above; or
     (5) Shorten Vesting. Shorten the period provided for in Subparagraph D(3) above which must elapse between the date of granting an option and the date on which any part of an option may be exercised;
unless the Plan is required to be amended in order to otherwise comply with changes in applicable laws.
F. Proceeds from Sales of Shares
     Any cash proceeds from the sale of shares issued upon exercise of the options shall be added to the general funds of the Corporation and shall thereafter be used for time to time for such corporate purposes as the Board may determine.
G. Term of Plan
     Options may be granted only within 10 years from the date the Plan has been adopted by the Board.
H. Shareholder Approval
     The Plan and any amendments thereto shall be presented to the Corporation’s shareholders within 12 months of its adoption by the Board for approval by such shareholders. Options may be granted prior to such approval, but such options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.
1999 Stock Option Plan — Approved by Shareholders — July 29, 1999 to be effective upon completion of initial public offering of common shares — August 11, 1999.
2000 Amended Stock Option Plan — Adopted by Board of Directors on January 28, 2000 and approved by shareholders on March 29, 2000.